BRANCH COUNTY FEDERAL SAVINGS & LOAN ASSOCIATION OF COLDWATER
Coldwater, Michigan

PLAN OF CONVERSION
From Mutual to Stock Form of Organization

I.       GENERAL

                 On February 21, 2002, the Board of Directors of Branch County Federal Savings & Loan Association of Coldwater (the "Association") adopted a Plan of Conversion whereby the Association would convert from a mutual savings institution to a stock savings institution. The Plan includes, as part of the Conversion, the concurrent formation of the Holding Company, to be named in the future. The Plan provides that non-transferable subscription rights to purchase Holding Company Conversion Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Holding Company's and the Association's Tax-Qualified Employee Plans, then to Supplemental Eligible Account Holders of record as of the Supplemental Eligibility Record Date, then to Other Members, and then to directors, officers and employees. Concurrently with, at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a Direct Community Offering or a Public Offering. The price of the Holding Company Conversion Stock will be based upon an independent appraisal of the Association and will reflect its estimated pro forma market value, as converted. It is the desire of the Board of Directors of the Association to attract new capital to the Association in order to increase its capital, support future savings growth and increase the amount of funds available for residential and other lending. The Converted Association is also expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating management and other personnel. No change will be made in the Board of Directors or management as a result of the Conversion.

II.       DEFINITIONS

                 Acting in Concert: The term "acting in concert" shall have the same meaning given it in § 574.2(c) of the Rules and Regulations of the OTS.

                 Actual Subscription Price: The price per share, determined as provided in Section V of the Plan, at which Holding Company Conversion Stock will be sold in the Subscription Offering.

                 Affiliate: An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

                 Associate: The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Holding Company, the Association or a majority-owned subsidiary of the Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Association or any subsidiary of the Holding Company; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any

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director or officer of the Holding Company or the Association, to the extent provided in Section V hereof.

                 Association: Branch County Federal Savings & Loan Association of Coldwater or such other name as the institution may adopt.

                 Conversion: Change of the Association's mutual charter and bylaws to federal stock charter and bylaws; sale by the Holding Company of Holding Company Conversion Stock; and issuance and sale by the Converted Association of its common stock to the Holding Company, all as provided for in the Plan.

                 Converted Association: The federally chartered stock savings institution resulting from the Conversion of the Association in accordance with the Plan.

                 Deposit Account: Any withdrawable or repurchasable account or deposit in the Association including Savings Accounts and demand accounts.

                 Direct Community Offering: The offering to the general public of any unsubscribed shares which may be effected as provided in Section V hereof.

                 Eligibility Record Date: The close of business on December 30, 2000.

                 Eligible Account Holder: Any Person holding a Qualifying Deposit in the Association on the Eligibility Record Date.

                 Exchange Act: The Securities Exchange Act of 1934, as amended.

                 Holding Company: A corporation which upon completion of the Conversion will own all of the outstanding common stock of the Converted Association, and the name of which will be selected in the future.

                 Holding Company Conversion Stock: Shares of common stock, par value $.01 per share, to be issued and sold by the Holding Company as a part of the Conversion; provided, however, that for purposes of calculating Subscription Rights and maximum purchase limitations under the Plan, references to the number of shares of Holding Company Conversion Stock shall refer to the number of shares offered in the Subscription Offering.

                 Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

                 Maximum Subscription Price: The price per share of Holding Company Conversion Stock to be paid initially by subscribers in the Subscription Offering.

                 Member: Any Person or entity that qualifies as a member of the Association pursuant to its charter and bylaws.

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                 Non-Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan of the Association or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust does not meet the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

                 OTS: Office of Thrift Supervision, Department of the Treasury, and its successors.

                 Officer: An executive officer of the Holding Company or the Association, including the Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

                 Order Forms: Forms to be used in the Subscription Offering to exercise Subscription Rights.

                 Other Members: Members of the Association, other than Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders, as of the Voting Record Date.

                 Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

                 Plan: This Plan of Conversion of the Association, including any amendment approved as provided in this Plan.

                 Public Offering: The offering for sale through the Underwriters to selected members of the general public of any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering or the Direct Community Offering, if any.

                 Public Offering Price: The price per share at which any unsubscribed shares of Holding Company Conversion Stock are initially offered for sale in the Public Offering.

                 Qualifying Deposit: The aggregate balance of $50 or more of each Deposit Account of an Eligible Account Holder as of the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date.

                 SAIF: Savings Association Insurance Fund.

                 Savings Account: The term "Savings Account" means any withdrawable account in the Association except a demand account.

                 SEC: Securities and Exchange Commission.

                 Special Meeting: The Special Meeting of Members called for the purpose of considering and voting upon the Plan of Conversion.

                 Subscription Offering: The offering of shares of Holding Company Conversion Stock for subscription and purchase pursuant to Section V of the Plan.

                 Subscription Rights: Non-transferable, non-negotiable, personal rights of the Association's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees to subscribe for shares of Holding Company Conversion Stock in the Subscription Offering.

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                 Supplemental Eligibility Record Date: The last day of the calendar quarter preceding approval of the Plan by the OTS.

                 Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit in the Association (other than an Officer or director and their associates) on the Supplemental Eligibility Record Date.

                 Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan of the Association or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

                 Underwriters: The investment banking firm or firms agreeing to offer and sell Holding Company Conversion Stock in the Public Offering.

                 Voting Record Date: The date set by the Board of Directors in accordance with federal regulations for determining Members eligible to vote at the Special Meeting.

III.       STEPS PRIOR TO SUBMISSION OF PLAN OF CONVERSION TO THE MEMBERS FOR APPROVAL

                 Prior to submission of the Plan of Conversion to its Members for approval, the Association must receive from the OTS approval of the Application for Approval of Conversion to convert to the federal stock form of organization. The following steps must be taken prior to such regulatory approval:

A.	The Board of Directors shall adopt the Plan by not less than a two-thirds vote.

B.	The Association shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which the Association maintains an office.

C.	Copies of the Plan adopted by the Board of Directors shall be made available for inspection at each office of the Association.

D.	The Association will promptly cause an Application for Approval of Conversion on Form AC to be prepared and filed with the OTS, an Application on Form H-(e)1 (or other applicable form) to be prepared and filed with the OTS and a Registration Statement on Form S-1 (or the applicable form) to be prepared and filed with the SEC.

E.	Upon receipt of notice from the OTS to do so, the Association shall notify its Members that it has filed the Application for Approval of Conversion by posting notice in each of its offices and by publishing notice in a newspaper having general circulation in each community in which the Association maintains an office.

IV.       CONVERSION PROCEDURE

                 Following approval of the application by the OTS, the Plan will be submitted to a vote of the Members at the Special Meeting. If the Plan is approved by Members holding a majority of the total number of votes entitled to be cast at the Special Meeting, the Association will take all other necessary

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                steps pursuant to applicable laws and regulations to convert to a federal stock savings institution as part of a concurrent holding company formation pursuant to the terms of the Plan.

                 The Holding Company Conversion Stock will be offered for sale in the Subscription Offering at the Maximum Subscription Price to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees of the Association, prior to or within 45 days after the date of the Special Meeting. The Association may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Holding Company Conversion Stock to and accept subscriptions from other Persons in a Direct Community Offering or a Public Offering; provided that the Association's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees shall have the priority rights to subscribe for Holding Company Conversion Stock set forth in Section V of this Plan. However, the Holding Company and the Association may delay commencing the Subscription Offering beyond such 45-day period in the event there exist unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.

                 The period for the Subscription Offering and Direct Community Offering will be not less than 20 days nor more than 45 days unless extended by the Association. Upon completion of the Subscription Offering and the Direct Community Offering, if any, any unsubscribed shares of Holding Company Conversion Stock may be sold through the Underwriters to selected members of the general public in the Public Offering. If for any reason all of the shares are not sold in the Subscription Offering, the Direct Community Offering, if any, and the Public Offering, if any, the Holding Company and the Association will use their best efforts to obtain other purchasers, subject to OTS approval. Completion of the sale of all shares of Holding Company Conversion Stock not sold in the Subscription Offering is required within 45 days after termination of the Subscription Offering, subject to extension of the 45-day period by the Holding Company and the Association with the approval of the OTS. The Holding Company and the Association may jointly seek one or more extensions of the 45-day period if necessary to complete the sale of all shares of Holding Company Conversion Stock. In connection with these extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions. Completion of the sale of all shares of Holding Company Conversion Stock is required within 24 months after the date of the Special Meeting.

V.       STOCK OFFERING

A.	Total Number of Shares and Purchase Price of Conversion Stock

The total number of shares of Holding Company Conversion Stock to be issued in the Conversion will be determined jointly by the Boards of Directors of the Holding Company and the Association prior to the commencement of the Subscription Offering, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Conversion. The total number of shares of Holding Company Conversion Stock shall also be subject to increase in connection with any oversubscriptions in the Subscription Offering or Direct Community Offering.

The aggregate price for which all shares of Holding Company Conversion Stock will be sold will be based on an independent appraisal of the estimated total pro forma market value of the Holding Company and the Converted Association. The appraisal shall be performed in accordance with OTS guidelines and will be updated as appropriate under or required by applicable regulations.

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The appraisal will be made by an independent investment banking or financial consulting firm experienced in the area of thrift institution appraisals. The appraisal will include, among other things, an analysis of the historical and pro forma operating results and net worth of the Converted Association and a comparison of the Holding Company, the Converted Association and the Holding Company Conversion Stock with comparable thrift institutions and holding companies and their respective outstanding capital stocks.

Based upon the independent appraisal, the Boards of Directors of the Holding Company and the Association will jointly fix the Maximum Subscription Price.

If, following completion of the Subscription Offering and Direct Community Offering, if any, a Public Offering is effected, the Actual Subscription Price for each share of Holding Company Conversion Stock will be the same as the Public Offering Price at which unsubscribed shares of Holding Company Conversion Stock are initially offered for sale by the Underwriters in the Public Offering.

If, upon completion of the Subscription Offering, Direct Community Offering, if any, and Public Offering, if any, all of the Holding Company Conversion Stock is subscribed for or only a limited number of shares remain unsubscribed for, the Actual Subscription Price for each share of Holding Company Conversion Stock will be determined by dividing the estimated appraised aggregate pro forma market value of the Holding Company and the Converted Association, based on the independent appraisal as updated upon completion of the Subscription Offering or other sale of all of the Holding Company Conversion Stock, by the total number of shares of Holding Company Conversion Stock to be issued by the Holding Company upon Conversion. The appraisal will then be expressed in terms of a specific aggregate dollar amount rather than as a range.

B.		Subscription Rights

Non-transferable Subscription Rights to purchase Holding Company Conversion Stock will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees of the Association as set forth below.

	1.	Preference Category No. 1: Eligible Account Holders

Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of $125,000, or one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the converting Association in each case on the Eligibility Record Date.

If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares,

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and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

Non-transferable Subscription Rights to purchase Holding Company Conversion Stock received by directors and Officers of the Association and their Associates, based on their increased deposits in the Association in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

2.	Preference Category No. 2: Tax-Qualified Employee Plans

Each Tax-Qualified Employee Plan shall be entitled to receive non-transferable Subscription Rights to purchase up to 10% of the shares of Holding Company Conversion Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Holding Company Conversion Stock. Subscription Rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision of this Plan to the contrary, the Tax-Qualified Employee Plans shall have a first priority Subscription Right to the extent that the total number of shares of Holding Company Conversion Stock sold in the Conversion exceeds the maximum of the appraisal range as set forth in the subscription prospectus.

3.	Preference Category No. 3: Supplemental Eligible Account Holders

Each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of $125,000, or one-tenth of one percent (.10%) of the total offering of Holding Company Conversion Stock, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in the converting Association in each case on the Supplemental Eligibility Record Date.

Subscription Rights received pursuant to this Category shall be subordinated to all Subscription Rights received by Eligible Account Holders and Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

In the event of an oversubscription for shares under this Category, the shares available shall be allocated first to permit each subscribing Supplemental Eligible

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Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

	4.	Preference Category No. 4: Other Members

Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 through 3 above, subject to the following conditions:

		a.	Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of $125,000, or one-tenth of one percent (.10%) of the total offering of Holding Company Conversion Stock, to the extent that Holding Company Conversion Stock is available.

		b.	In the event of an oversubscription for shares under this Category, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Association's mutual charter and bylaws in effect on the date of approval by Members of this Plan.

	5.	Preference Category No. 5: Directors, Officers and Employees

Each director, Officer and employee of the Association as of the date of the commencement of the Subscription Offering shall be entitled to receive non-transferable Subscription Rights to purchase shares of the Holding Company Conversion Stock to the extent that shares are available after satisfying subscriptions under Category Nos. 1 through 4 above. The shares which may be purchased under this Category are subject to the following conditions:

		a.	The total number of shares which may be purchased under this Category may not exceed 22% of the number of shares of Holding Company Conversion Stock.

		b.	The maximum amount of shares which may be purchased under this Category by any Person is $125,000 of Holding Company Conversion Stock. In the event of an oversubscription for shares under this Category, the shares available shall be allocated pro rata among all subscribers in this Category.

C.	Direct Community Offering and Public Offering

	1.	Any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering.

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This may involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the counties in which the Association has an office. The purchase price per share to the general public in a Direct Community Offering shall be the same as the Actual Subscription Price. The Holding Company and the Association may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The Holding Company and the Association may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Holding Company Conversion Stock will be offered and sold in the Direct Community Offering, if any, in accordance with OTS regulations, so as to achieve the widest distribution of the Holding Company Conversion Stock. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $125,000 of Holding Company Conversion Stock in the Direct Community Offering, if any. Further, the Association may limit total subscriptions under this Section V.C.1 so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Holding Company Conversion Stock. Finally, the Association may reserve shares offered in the Direct Community Offering for sales to institutional investors.

In the event of an oversubscription for shares in the Direct Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the counties in which the Association has an office, then to cover the orders of any other person subscribing for shares in the Direct Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

The Association and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section V.C. Further, the Association and the Holding Company may, at their sole discretion, elect to forego a Direct Community Offering and instead effect a Public Offering as described below.

2.	Any shares of Holding Company Conversion Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may then be sold through the Underwriters to selected members of the general public in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. The Association and the Holding Company, in their sole discretion, may reject any subscription, in whole or in part, received in the Public Offering. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section IV hereof. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $125,000 of Holding Company Conversion Stock in the Public Offering, if any.

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	3.	If for any reason any shares remain unsold after the Subscription Offering, the Direct Community Offering, if any, and the Public Offering, if any, the Boards of Directors of the Holding Company and the Association will seek to make other arrangements for the sale of the remaining shares of Holding Company Conversion Stock. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

D.	Additional Limitations Upon Purchases of Shares of Holding Company Conversion Stock

The following additional limitations shall be imposed on all purchases of Holding Company Conversion Stock in the Conversion:

	1.	No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase in the Conversion a number of shares of Holding Company Conversion Stock which exceeds an amount of shares equal to $250,000. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

	2.	Directors and Officers and their Associates may not purchase in all categories in the Conversion an aggregate of more than 32% of the Holding Company Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and directors and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

	3.	The minimum number of shares of Holding Company Conversion Stock that may be purchased by any Person in the Conversion is 25 shares, provided sufficient shares are available.

	4.	The Boards of Directors of the Holding Company and the Association may, in their sole discretion, increase the maximum purchase limitation referred to in paragraph 1 of this subpart D, up to 9.99%, provided that orders for shares exceeding 5% of the Holding Company Conversion Stock offered in the Conversion shall not exceed, in the aggregate, 10% of the Holding Company Conversion Stock offered in the Conversion. Requests to purchase additional shares of Holding Company Conversion Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth in this Section V.

Depending upon market and financial conditions, the Boards of Directors of the Holding Company and the Association, with the approval of the OTS and without further approval of the Members, may increase or decrease any of the above purchase limitations.

For purposes of this Section V, the directors of the Holding Company and the Association shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

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Each Person purchasing Holding Company Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

E.	Restrictions and Other Characteristics of Holding Company Conversion Stock Being Sold

	1.	Transferability. Holding Company Conversion Stock purchased by Persons other than directors and Officers of the Holding Company or the Association will be transferable without restriction. Shares purchased by directors or Officers shall not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Any transfers that could result in a change in control of the Association or the Holding Company or result in the ownership by any Person or group acting in concert of more than 10% of any class of the Association's or the Holding Company's equity securities are subject to the prior approval of the OTS.

The certificates representing shares of Holding Company Conversion Stock issued to directors and Officers shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Holding Company or Association directors and Officers as may be then applicable to such restricted stock.

No director or Officer of the Holding Company or of the Association, or Associate of such a director or Officer, shall purchase any outstanding shares of capital stock of the Holding Company for a period of three years following the Conversion without the prior written approval of the OTS, except through a broker or dealer registered with the SEC or in a "negotiated transaction" involving more than one percent of the then-outstanding shares of common stock of the Holding Company. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

	2.	Repurchase and Dividend Rights. Any cash dividend by the Converted Association, or stock repurchase by the Holding Company during the first year following Conversion, will to the extent required be made in accordance with OTS policies as in effect at the time of such cash dividends or stock repurchase.

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	3.	Voting Rights. After Conversion, holders of Deposit Accounts will not have voting rights in the Association or the Holding Company. Exclusive voting rights as to the Association will be vested in the Holding Company, as the sole stockholder of the Association. Voting rights as to the Holding Company will be held exclusively by its stockholders.

F.	Exercise of Subscription Rights; Order Forms

	1.	If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, Tax-Qualified Employee Plan, Supplemental Eligible Account Holder, Other Member, and director, Officer and employee at their last known address as shown on the records of the Association. However, the Association may, and if the Subscription Offering commences after the Special Meeting the Association shall, furnish a subscription prospectus and Order Form only to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees who have returned to the Association by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, the Association shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

	2.	Each Order Form will be preceded or accompanied by a subscription prospectus describing the Holding Company and the Converted Association and the shares of Holding Company Conversion Stock being offered for subscription and containing all other information required by the OTS or the SEC or necessary to enable Persons to make informed investment decisions regarding the purchase of Holding Company Conversion Stock.

	3.	The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

		(i)	A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees;

		(ii)	A specified expiration date by which Order Forms must be returned to and actually received by the Association or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Association;

		(iii)	The Maximum Subscription Price to be paid for each share subscribed for when the Order Form is returned;

		(iv)	A statement that 25 shares is the minimum number of shares of Holding Company Conversion Stock that may be subscribed for under the Plan;

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	(v)	A specifically designated blank space for indicating the number of shares being subscribed for;

	(vi)	A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

	(vii)	Specifically designated blank spaces for dating and signing the Order Form;

	(viii)	An acknowledgment that the subscriber has received the subscription prospectus;

	(ix)	A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Holding Company and the Association, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Association or its representative by the expiration date, together with required payment of the Maximum Subscription Price for all shares of Holding Company Conversion Stock subscribed for;

	(x)	A statement that the Subscription Rights are non-transferable and that all shares of Holding Company Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

	(xi)	A statement that, after receipt by the Association or its representative, a subscription may not be modified, withdrawn or canceled without the consent of the Association.

G.	Method of Payment

Payment for all shares of Holding Company Conversion Stock subscribed for, computed on the basis of the Maximum Subscription Price, must accompany all completed Order Forms. Payment may be made in cash (if presented in Person), by check, or, if the subscriber has a Deposit Account in the Association (including a certificate of deposit), the subscriber may authorize the Association to charge the subscriber's Deposit Account.

If a subscriber authorizes the Association to charge his or her Deposit Account, the funds will continue to earn interest, but may not be used by the subscriber until all Holding Company Conversion Stock has been sold or this Plan is terminated, whichever is earlier. The Association will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum

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In the event of an unfilled amount of any subscription order, the Converted Association will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion, including any difference between the Maximum Subscription Price and the Actual Subscription Price (unless subscribers are afforded the right to apply such difference to the purchase of additional whole shares). If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from Deposit Accounts at the Association.

If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Holding Company Conversion Stock subscribed for upon consummation of the Conversion. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the appraisal range included in the subscription prospectus, the Tax Qualified and Non-Tax Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the appraisal range provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

H.	Undelivered, Defective or Late Order Forms; Insufficient Payment

The Boards of Directors of the Holding Company and the Association shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Association or its representative, or are received after the expiration date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Holding Company Conversion Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of the Holding Company and the Association believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Association may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Association may

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specify. The interpretation of the Holding Company and the Association of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OTS.

I.	Member in Non-Qualified States or in Foreign Countries

The Holding Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Holding Company Conversion Stock pursuant to this Plan reside. However, no shares will be offered or sold under this Plan to any Person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of Persons otherwise eligible to subscribe for shares under this Plan reside or as to which the Holding Company and the Association determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company or the Association or any of their Officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

VI.       FEDERAL STOCK CHARTER AND BYLAWS

A.	As part of the Conversion, the Association will take all appropriate steps to amend its charter to read in the form of a federal stock savings institution charter as prescribed by the OTS. A copy of the proposed stock charter is available upon request. By their approval of this Plan, the Members of the Association will thereby approve and adopt such charter.

B.	The Association will also take appropriate steps to amend its bylaws to read in the form prescribed by the OTS for a federal stock savings institution. A copy of the proposed federal stock bylaws is available upon request.

C.	The effective date of the adoption of the Association's federal stock charter and bylaws shall be the date of the issuance and sale of the Holding Company Conversion Stock as specified by the OTS.

VII.       HOLDING COMPANY ARTICLES OF INCORPORATION

                 A copy of the proposed articles of incorporation of the Holding Company will be made available to Members upon request.

VIII.       DIRECTORS OF THE CONVERTED INSTITUTION

                 Each Person serving as a member of the Board of Directors of the Association at the time of the Conversion will thereupon become a director of the Converted Association.

IX.       STOCK OPTION AND INCENTIVE PLAN AND RECOGNITION AND RETENTION PLAN

                 In order to provide an incentive for directors, Officers and employees of the Holding Company and its subsidiaries (including the Converted Association), the Board of Directors of the Holding

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Company intends to adopt, subject to shareholder approval, a stock option and incentive plan and a recognition and retention plan following the Conversion.

X.       CONTRIBUTIONS TO TAX-QUALIFIED EMPLOYEE PLANS

                 The Converted Association and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that any such contributions which are for the acquisition of Holding Company Conversion Stock, or the repayment of debt incurred for such an acquisition, do not cause the Converted Association to fail to meet its regulatory capital requirements.

XI.       SECURITIES REGISTRATION AND MARKET MAKING

                 Promptly following the Conversion, the Holding Company will register its stock with the SEC pursuant to the Exchange Act. In connection with the registration, the Holding Company will undertake not to deregister such stock, without the approval of the OTS, for a period of three years thereafter.

                 The Holding Company shall use its best efforts to encourage and assist two or more market makers to establish and maintain a market for its common stock promptly following Conversion. The Holding Company will also use its best efforts to cause its common stock to be quoted on the Nasdaq System or to be listed on a national or regional securities exchange.

XII.       STATUS OF SAVINGS ACCOUNTS AND LOANS SUBSEQUENT TO CONVERSION

                 Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Converted Association, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts prior to Conversion. All Deposit Accounts will continue to be insured by the SAIF up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Association at the time of the Conversion. All loans shall retain the same status after Conversion as the loans had prior to Conversion.

XIII.       LIQUIDATION ACCOUNT

                 For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Converted Association a priority in the event of a complete liquidation of the Converted Association, the Converted Association will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Association as shown on its latest statement of financial condition contained in the final offering circular used in connection with the Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Converted Association; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

                 The initial subaccount balance of a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Deposit Account on the Eligibility Record Date and/or the Supplemental Eligibility Record Date and the denominator is the total amount of the Deposit Accounts of all Eligible Account Holders and Supplemental Eligible Account

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Holders on such record dates in the Association. For Deposit Accounts in existence at both dates, separate subaccounts shall be determined on the basis of the deposit balance in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

                 If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the deposit balance in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

                 In the event of a complete liquidation of the Converted Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the SAIF, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

XIV.       RESTRICTIONS ON ACQUISITION OF CONVERTED ASSOCIATION

                 Regulations of the OTS limit acquisitions, and offers to acquire, direct or indirect beneficial ownership of more than 10% of any class of an equity security of the Converted Association or the Holding Company. In addition, consistent with the regulations of the OTS, the charter of the Converted Association shall provide that for a period of five years following completion of the Conversion: (i) no Person (i.e., no individual, group acting in concert, corporation, partnership, association, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution) shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of the Converted Association's equity securities. Shares beneficially owned in violation of this charter provision shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. This limitation shall not apply to any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Converted Association by a corporation whose ownership is or will be substantially the same as the ownership of the Converted Association, provided that the offer or acquisition is made more than one year following the date of completion of the Conversion; (ii) shareholders shall not be permitted to cumulate their votes for elections of directors; and (iii) special meetings of the shareholders relating to changes in control or amendment of the charter may only be called by the Board of Directors.

XV.       AMENDMENT OR TERMINATION OF PLAN

                 If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members by a two-thirds vote of the respective Boards of Directors of the Holding Company and the Association. After submission of the Plan and proxy materials to the

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Members, the Plan may be amended by a two-thirds vote of the respective Boards of Directors of the Holding Company and the Association only with the concurrence of the OTS. In the event that the Association determines that for tax purposes or otherwise it is in the best interest of the Association to convert from a federal mutual to a federal stock institution without the concurrent formation of a holding company, the Plan may be substantively amended, with OTS approval, in such respects as the Board of Directors of the Association deems appropriate to reflect such change from a holding company conversion to a direct conversion. In the event the Plan is so amended, common stock of the Association will be substituted for Holding Company Conversion Stock in the Subscription, Direct Community or Public Offerings, and subscribers will be resolicited as described in Section V hereof. Any amendments to the Plan (including amendments to reflect the elimination of the concurrent holding company formation) made after approval by the Members with the concurrence of the OTS shall not necessitate further approval by the Members unless otherwise required.

                 The Plan may be terminated by a two-thirds vote of the Association's Board of Directors at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OTS. In its discretion, the Board of Directors of the Association may modify or terminate the Plan upon the order or with the approval of the OTS and without further approval by Members. The Plan shall terminate if the sale of all shares of Holding Company Conversion Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Board of Directors of the Association is required in order for the Association to terminate the Plan prior to the end of such 24-month period.

XVI.       EXPENSES OF THE CONVERSION

                 The Holding Company and the Association shall use their best efforts to assure that expenses incurred by them in connection with the Conversion shall be reasonable.

XVII.       TAX RULING

                 Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the Michigan taxation authorities or an opinion of tax counsel or other tax advisor with respect to Michigan taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to the Holding Company or the Converted Association.

XVIII.       EXTENSION OF CREDIT FOR PURCHASE OF STOCK

                 The Association may not knowingly loan funds or otherwise extend credit to any Person to purchase in the Conversion shares of Holding Company Conversion Stock.

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